SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
Dated January 27, 2020 between
LISTED FUNDS TRUST
and
TRUEMARK INVESTMENTS, LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate
TrueShares Technology, AI & Deep Learning ETF	0.68%
TrueShares ESG Active Opportunities ETF	0.58%
TrueShares Structured Outcome ETFs (12 ETFs)	0.79%
TrueShares Nasdaq 100 Structured Outcome ETFs (4 ETFs)	0.79%
TrueShares Russell 2000 Structured Outcome ETFs (4 ETFs)	0.79%
TrueShares Low Volatility Equity Income ETF	0.65%
RiverNorth Volition America Patriot ETF	0.70%
RiverNorth Enhanced Pre-Merger SPAC ETF	0.89%

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of March 17, 2022.

LISTED FUNDS TRUST, on behalf of each Fund listed on this Schedule A

By: /s/ Kent Barnes
Name: Kent Barnes
Title: Secretary

TRUEMARK INVESTMENTS, LLC

By: /s/ Michael N. Loukas
Name: Michael N. Loukas
Title: Chief Executive Officer